UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

HAWAIIAN HOLDINGS INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following is an article discussing the pending acquisition (the “Transaction”) of Hawaiian Holdings, Inc. (“Hawaiian Holdings”) by Alaska Air Group, Inc. (“Alaska”) posted to the Transaction website on December 26, 2023.

Hawaii officials react to Hawaiian, Alaska combining

By Elizabeth ‘Ufi, December 3, 2023

khon2.com

HONOLULU (KHON2) — Following the announcement of a $1.9 billion agreement between Hawaiian and Alaska airlines, the companies said they have not spoken with government officials yet.

The news comes as a big change for the state as Hawaiian stands as the only local airline flying to and from the islands.

“The Attorney General and I will be monitoring the merger/acquisition very closely. Both Alaska Airlines and Hawaiian Airlines are very high-quality companies, but ultimately, I will be watching to make sure all of our state’s needs are met and all of our workers are cared for.”—HAWAII GOV. JOSH GREEN

“I think it was inevitable at some point someone would go after Hawaiian because… they have a great route system that stretches across the Pacific so it’s a very attractive airline to acquire,” said Peter Forman, aviation expert.

“So, like all of us it is difficult to accept that this truly kamaaina company, such a deep part of the lives of generations of residents and visitors, may not continue as an independent and uniquely Hawaiian enterprise. But if this is going to and needs to happen to maintain Hawaiian’s contributions to our state, Alaska Airlines is a promising partner.”—U.S. REPRESENTATIVE ED CASE

“I think it’s marvelous to have two airlines with a tremendous track record of serving Hawaii 90 plus years combined, they are going to be able to maintain a very strong presence here, the brands are going to stay the same. And we’re going to see increase in enhance service internationally as well to our base market, which is the West Coast. And so far, I don’t see any loss of jobs as a result of this, it could happen. But certainly that’s not what they’re saying.”—HAWAII LODGING AND TOURISM ASSOCIATION PRESIDENT & CEO MUFI HANNEMANN

***

This article was published on khon2.com on December 3, 2023. Neither Hawaiian Holdings nor Alaska has sought or obtained permission from the publisher or the author to reprint and distribute this article.

Additional Information and Where to Find It

Hawaiian Holdings, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the Transaction. Hawaiian Holdings plans to file a proxy statement (the “Transaction Proxy Statement”) with the SEC in connection with the solicitation of proxies to approve the Transaction.

Daniel W. Akins, Wendy A. Beck, Earl E. Fry, Lawrence S. Hershfield, C. Jayne Hrdlicka, Peter R. Ingram, Michael E. McNamara, Crystal K. Rose, Mark D. Schneider, Craig E. Vosburg, Duane E. Woerth and Richard N. Zwern, all of whom are members of Hawaiian Holdings’ board of directors, and Shannon L. Okinaka, Hawaiian Holdings’ chief financial officer, are participants in Hawaiian Holdings’

solicitation. None of such participants owns in excess of one percent of Hawaiian Holdings’ common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Please refer to the information relating to the foregoing (other than for Messrs. Akins and Woerth) under the caption “Security Ownership of Certain Beneficial Owners and Management” in Hawaiian Holdings’ definitive proxy statement for its 2023 annual meeting of stockholders (the “2023 Proxy Statement”), which was filed with the SEC on April 5, 2023 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1172222/000117222223000022/ha-20230405.htm#i2d8a68908cc64c37bbeca80e509abb72_31. Since the filing of the 2023 Proxy Statement, (a) each director (other than Mr. Ingram) received a grant of 13,990 restricted stock units that will vest upon the earlier of (i) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (ii) a change in control of Hawaiian Holdings; (b) Mr. Ingram received a grant of 163,755 restricted stock units; and (c) Ms. Okinaka received a grant of 57,314 restricted stock units. In the Transaction, equity awards held by Mr. Ingram and Ms. Okinaka will be treated in accordance with their respective severance and change in control agreements. As of December 1, 2023, Mr. Ingram beneficially owns 340,964 shares and Ms. Okinaka beneficially owns 86,903 shares. The 2023 proxy statement, under the caption “Executive Compensation—Potential Payments Upon Termination or Change in Control,” contains certain illustrative information on the payments that may be owed to Mr. Ingram and Ms. Okinaka in a change of control of Hawaiian Holdings. As of December 1, 2023, (a) Mr. Woerth beneficially owns 37,389 shares and (b) Mr. Akins beneficially owns no shares. Mr. Akins received a grant of 13,990 restricted stock units that will vest upon the earlier of (a) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (b) a change of control.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Hawaiian Holdings will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TOREAD THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HAWAIIAN HOLDINGS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Hawaiian Holdings’ definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction will also be available, free of charge, at Hawaiian Holdings’ investor relations website (https://newsroom.hawaiianairlines.com/investor-relations), or by writing to Hawaiian Holdings, Inc., Attention: Investor Relations, P.O. Box 30008, Honolulu, HI 96820.